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Adolph Coors Company
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This filing consists of the following materials:

(1)  a transcript of an investor presentation given on September 8, 2004 by Timothy V. Wolf, Senior Vice President and Chief Financial Officer of Adolph Coors Company, in connection with the proposed transaction between Adolph Coors Company and Molson Inc.; and

(2)  copies of slides displayed during the investor presentation.

Molson/Coors Acquisition

Tim Wolf

Moderator: [Indiscernible] Say what you want about Interbrew and Heineken and the like.  A quiet but major participant in the consolidating global beer business has been Adolph Coors. Now its acquisition of Carling 2 years ago and its pending acquisition of Molson, or merger with Molson, excuse me, clearly puts Coors on the global beer map, and something tells us that they may not be done.  Presenting for Coors is CFO Tim Wolf.  Tim, with all that’s going on, we’re delighted that your lawyers have allowed you to come.  Thank you for being here.

Tim Wolf:  Thanks, Jeff.  And like a good American Express card, never leave home without your friend and general counsel.  I’m pleased to be joined today with the presence of Bob Reese our global general counsel, and my friend and colleague David Dunnewald in the back of the room, who is our Director of Investor Relations.  It’s great to be back in Boston for, Jeff, your conference.  And we had planned to be here as part of the road show that Dan O’Neill, Leo Kiely and I have been doing during July, but unfortunately as you may recall there’s another event of some consequence going on in Boston, and given traffic and congestion, we thought we would steer clear for a while, so I’m glad now to have the opportunity to meet with you today and talk about the proposed merger of equals, and I understand Jeff’s slip of the tongue, but really want to take you through why we think this is a true, true merger of equals between Molson and Coors, and we think this is a wonderful and important combination; it’s very, very beneficial to both Molson and Coors shareholders alike.

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Before I begin, of course, I need to share our safe harbor language, which I want you all to read, just kidding, but it is here and it is important, and especially with those folks who are listening on the webcast, my presentation and remarks this morning may well contain forward-looking statements within the meanings of the U.S. federal securities laws, and additional details, uncertainties and assumptions related to the proposed Molson-Coors merger, can be found in our initial presentation on the merger dated July 22nd, 2004, and that is posted on our web at MolsonCoors (one word) dot com.

The proposed Molson/Coors brewing company will be the fifth-largest brewer in the world.  From its dual headquarters in Denver and Montreal, the combined company will have net sales of $6 billion US; volume of approximately 60 million hectoliters; annual EBITDA of approximately $1 billion US, and the agreement between Molson and Coors as I said before is a true merger of equals.    Both companies are brewing businesses with family backgrounds; they have complimentary strengths.  We both have a heritage and commitment to the brewing business, rigid adherence to the highest standards of quality, integrity and a common vision for future growth.  Merging the two companies provides shareholders with a solid prospect of sustained returns in the short, medium and long-term and I’ll talk about that in more detail when we talk about synergies.

Both Molson and Coors will share governance equally in the merged company.  Finally, the merged company has all the potential to move to the next level, and succeed in the consolidating global beer business.  We believe the combination of these two companies will create substantial value for shareholders today and tomorrow.  First, it achieves operational and financial scale to

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compete in the increasingly competitive global beer business.  It establishes a very significant foundation of strong brands in the world’s leading beer markets.

Our combination builds a platform for participating in the continuing brewing industry consolidation.  We will maintain the unique character of each company, and finally, we believe it delivers tangible benefits to shareholders through substantial synergies, earnings accretion and cash flow.  This combination is about creating and unlocking value for shareholders.  All shareholders, in 3 phases of value creation.

First, we’ve identified $175 million in annualized synergies, 50% of which we expect to capture within 18 months of closing our deal.  I’ll describe the sources of these synergies in a moment.  Our clear commitment is to bring all of the $175 million of synergies to the bottom line in the first 3 years.  Given the quick ramp up on some of the synergies, we expect this transaction to be accretive to earnings in the first year, excluding purchase price accounting and onetime charges.  On a cash EPS basis, we expect the transaction to be significantly accretive in the first year and beyond.

Second, we’ll use anticipated additional synergies above the $175 million, to make targeted investments behind core brands in key markets, investments that we believe will drive top-line growth.

Third, this merger gives us the operating scale, cash resources, and balance sheet strength, to sustain superior returns for our shareholders long-term.  We believe that the global dynamics of the beer business will provide significant strategic growth opportunities, including building Coors

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Light and the Molson brands in our home markets, and around the world.  In particular, we plan to leverage the opportunity in Canada to take Coors Light, the number one light beer in Canada, and Molson Canadian, the number one brand overall, to retail together to drive growth of these great brands.

In short, this combination is logical, compelling, and transformational for both our companies.  We move to the top 5 position worldwide, with the operational scale and financial strength to succeed as a major player in the global beer industry.

But it’s not just scale. This merger brings together 2 highly successful players with strong market positions, in some of the world’s largest and most profitable beer markets.  This expanded geographic base provides diversified sources of revenue, profit, and cash.  Additionally, these companies are a unique strategic and cultural fit.  Our operating geographies are complementary, and both our management teams have extensive experience working together for the better part of the last decade.  Coors and Molson were both founded by pioneering families who are still very active in our businesses.  Both have deep roots in their respective countries, share passion for beer, a commitment to quality and want very much to stay in the beer business for a very long time to come.

Both Molson and Coors have aspired to be a top 5 player worldwide.  This gets each of us there together far faster than we could have envisioned, even twelve months ago, and it does so without burdening the new company with a backbreaking debt load. Coors goes from being the 8th largest and Molson goes from the 13th position.  There’s no magic in being the 5th, by the way.  It simply

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represents a threshold, of what we believe is important if you want to thrive and grow in today’s very competitive global beer business.

So what will this top — what will we look like as this top 5 player?  Looking at the 12 months ended June 30, 2004, the company would’ve had pro forma net sales of about $6 billion, EBITDA of approximately $1.0 billion, and combined 2003 volume of 60 million hectoliters, or about 51 million U.S. barrels.  We will have a product portfolio of more than 40 brands, including Coors Light, Molson Canadian, Carling’s, Coors Original, Keystone, Aspen Edge, Zima XXX, Worthington’s, Molson Ultra, Export, Molson’s Dry, Rickards, A Marca Bavaria, and Kaiser.

Additionally, we will have distribution licensing agreements with other leading international brewers, including Heineken, Grupo Modelo, Grolsch, Foster’s, SAB Miller and FEMSA. We will have important positions in 4 of the top 6 key global beer markets.  As you can see from this chart, no matter how you slice it, by volume, revenue or cash flow, we will be a strong - more strongly diversified company with an expanded profit base, which we believe will help the Molson Coors Brewing Company with more stable results, and the ability to expand our presence in high-potential markets around the world.  These markets, in addition to being sizeable, are very profitable; in fact they represent 4 of the top 8 most profitable beer markets in the world.

And we have very significant presence in these high margin markets.  We have the number 1 brand in 2 of these markets: Molson Canadian brands in Canada, Carling in the UK, and the number 3 brand in both the U.S. with Coors Light and in Brazil with Kaiser.  If you look at all our brands, we have a market share of 43% in Canada, making us the number one player there. A 21 share in the

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UK making us a solid number 2, and an 11% market share in both the U.S. and Brazil making us number 3 in both of those markets.  Importantly, with our new size comes greater financial strength.  Along with higher revenues, comes approximately $1 billion as I mentioned before, in pro forma EBITDA, $700 million in pro forma free cash flow, and a  net debt to EBITDA ratio of 1.9 times.

Add to this $175 million in already identified synergies, and you see a company with substantial enhanced financial strength, and significantly, a financial flexibility, that will allow us to drive growth in revenue, profits and returns.

A moment on the balanced way we will run this company.  This is truly a merger of equals.  We’re creating a Canadian/American company with headquarters in Montreal and Denver, allowing our ability to integrate the best talent from 2 strong companies, without incurring expensive relocation and ex-pat costs.  It’s equally balanced from a governance perspective, including the composition of our Board. As you know, both the Coors and Molson brewing families are very involved in this business, and will remain active participants in shaping its future direction, for many years to come.  Regarding governance, we’ve put together what we believe is a very well-balanced Board, in terms of shareholder representation and expertise.

Molson/Coors will have a 15 member Board of Directors, most of whom will be drawn from the existing boards of both companies.  There will be 5 members elected by the Molson family trust shareholders, 5 members elected by the Coors family trust shareholders, and 3 directors elected by the Company’s nonvoting shareholders, and current Molson CEO Dan O’Neill and Coors CEO Leo

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Kiely will also be directors.  Importantly, 9 members of the company’s board will be independent directors, and of course we’ll have an audit committee composed solely of independent directors.

As shown here, we also intend to establish an office of synergies and integration.  This office will provide a clear point of focus for the realization of cost savings, and other synergies by applying best practices and global benchmarking.  This group will be chaired by Dan O’Neill and will include Eric Molson and Leo Kiely.

As you can see, this is a transaction that we believe will deliver real value to our shareholders in the near term, as we strengthen our market positions will allow/enable us to deliver improved returns in the long term as well.  One reason we feel so confidant in our ability to deliver on these objectives is that we have a great management team with the experience necessary to ensure that these businesses are combined seamlessly.  Between Eric, Dan, Leo, and myself, we have over 125 years of consumer industry experience, and have a proven track record of building a leading consumer brand company. Over the last 26 years, Coors has built Coors Light into the 7th largest brand in the world.  On the Molson side, the Molson Canadian brand has been a leading brand in Canada for several years.  Molson is the number one beer company in Canada.

Both management teams have demonstrated their ability to capture operational efficiencies and control costs while maintaining sales growth.  For example at Coors, we’ve made substantial progress in reducing our U.S. operations costs during the past 3 years.  Despite unusually stiff headwinds from energy and other costs recently, we’re confident that we can achieve our goal of reducing U.S. operations costs $4 to $5 per barrel over the next 4 to 5 years. For their part, Molson

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has met or exceeded every cost reduction target it set over the past 5 years, identifying and delivering over $275 million Canadian in cost savings during that same period.

Both companies have strong experience in international operations.  Coors has been successful in integrating and operating Carling, the UK business we bought a little more than 2 years ago, and while Molson has encountered issues with its Brazil operations, a solid plan is in place to address these challenges.  We’ll also ensure that we have seamless integration, and focus on delivering the synergies that will unlock value for the new company’s shareholders.

Let me describe the $175 million in synergies already identified, which we plan to capture and deliver to the bottom line by year end 2007. As shown here we’ve identified synergies in 6 primary buckets and these are annualized savings numbers, building over 3 years from the date of close.  First, the team has identified $60 million in cost reductions through the optimization of the combined brewing network.  We have an extensive system of breweries, packaging plants, distribution centers and transportation resources throughout North America, and have identified areas where there can be immediate rationalization.  Although the recently announced Shenandoah brewery investment is not part of these synergies, it will help facilitate many of these opportunities.  We also expect to identify additional areas for consolidation over time, which would be in addition to the $175 million.

Next, our team has targeted procurement savings of approximately $43 million and SG&A savings of approximately $40 million.  As a company twice as large as either was before, we will simply

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have more purchasing leverage, and greater opportunity for efficiencies.  We plan on eliminating duplicate functions at the corporate level and consolidating staff where practical.

The fourth bucket we’ve labeled as best-in-class savings, which represents about $12 million in expected savings.  This relates to electing to go with the best and most efficient of the various systems the two companies have in place, for instance, choosing the very best IT system or the very best cash management system and we’re already working on making these opportunities a reality.

We’ve identified $10 million in synergies in the fifth area, which we’ve entitled organizational design, which relates to the costs that can be captured by having one network and utilizing one operations construct.  We’ve also identified $10 million of other synergies from a whole variety of sources and specific projects.  Think about it this way.  We believe we can easily achieve synergies of roughly 3.3% of the pro forma cost base, which as I’ll show in a moment, represents about a 24% increase in EBIT, and we’ve certainly been challenged before, saying 3.3% is very low; I think that’s right, I think the 3.3% is eminently deliverable, and as I’ve said before, we’ve got really specific plans in place to make that happen.

It’s not — it is important to note that we’ve got documentation, project-by-project, quarter-by-quarter, and these plans have been developed by Molson teams by Coors team, which I’ve been leading, and it really is great to see so much specific hard work accomplished over the last 3 months.  So, we’re confident in the targets, and our ability to bring these synergies to the bottom line as I say over the next 3 years.

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We’re confident we can do it fairly rapidly, and with material profits resulting in the first 12 months and about 87% of the initial synergy estimates captured by the end of year 2.

We also believe there’s significant margin expansion opportunity.  Synergies will have a significant impact on pro forma EBITDA. If you look at the margin of the combined company, 16.5% without synergies, as compared to other leading global brewers, Molson/Coors will not initially meet the global standard, at least what we’re calling the global standard.  The combined company will be in a position to capture and identify its synergies rapidly, and the immediate synergy capture will add about 300 basis points to the margin, brining us to about 19.5%.

In addition to the $175 million in synergies, we expect to identify and capture more opportunities over the mid- and long-term.  Looking at AmBev at 35%, and AB at 29%, you can see there’s room for significant upside.  Molson has taken our Coors Light business in Canada from 18% margins to 28%, and Coors has been improving as well, reflecting our collective track record of progress.

The conclusion is the synergies already identified in this combination provide very significant value creation, and there’s the potential for even more synergies that will help grow Molson/Coors in the future.

Our enhanced financial strength will allow us not only to deliver profit growth, but also to invest in our brands, and business to better grow our positions for future growth, which we know will generate superior shareholder returns.  This business is clearly about growth. We will use our

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strong cash flow and incremental synergies to make targeted investments in support of key brands.  In particular, we will put unprecedented focus behind advancing Coors Light in Canada.  Coors existing JV with Molson under which Molson is the sole distributor of Coors Light in Canada has been very successful.

Combined, we believe we can do even more to advance the brand in tandem with Molson Canadian, the largest beer brand in Canada.  We will leverage Canadian and Coors Light as our 2 power brands at retail.  Likewise, we will be in a position to provide enhanced support and focus behind Molson Canadian in the U.S. We will continue to invest in product innovation which we believe is of increased importance to our new company.  We believe that products like Aspen Edge, Carling Extra Cold, Zima XXX, Molson Cold Shot and Bavaria, will be important future growth drivers.  We’ll also continue to invest carefully in capital projects, with our spending focus, to deliver improved efficiencies and savings.

Finally, our combined financial profile provides for long-term success, in that it creates a strong platform for pursuing value-enhancing strategic growth opportunities.  We’ve identified several areas from which to drive revenue growth going forward.  In Canada, we’ll unleash Coors Light, redirect resources from Canadian Light to the Canadian brand and Coors Light. We believe there will be significant opportunities to increase the momentum behind Coors Light when the brand becomes the combined company’s focus in the premium light category in Canada.  We’ll support a value entry brand to regain share and drive volume savings.

We’ll utilize Carling Extra Cold, and the arc technology, which adds an ice glaze to the top of a glass, from the U.K., to drive on-premise penetration and sales.  In the U.S.

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we will continue to support Coors Light in development markets, capitalizing on proving brand attribute ratings.  We will expand the testing of A Marca Bavaria and we’ll leverage Molson Canadian and Triple XXX in the complete U.S. system.

In the UK, we’ll look at Molson brands to see if they are a fit for our needs for a super premium bottled lager. And in Brazil, we plan to continue to invest in Kaiser, to take advantage of the growth opportunity in that country, as well as investigate the appeal of Coors Light, which so far research is encouraging.

Let me provide some additional perspective on why this merger of equals is such a compelling combination from a financial standpoint.  First, synergies and near-term value creation. With a broader and more diverse platform, we have far greater ability to reduce costs, manage cash much more effectively, reduce vulnerability and risk, and run the business more efficiently.  The synergies I’ve outlined today are those we’ve worked on to date, and they will build our bottom-line.  But make no mistake, we’ll work hard to develop more opportunities in the months and years ahead, and given the great teamwork that we’ve seen so far, the last three months that seems like a very, very good probability.

Second, scale.  Together we’re creating a company that on a pro forma basis has a combined enterprise value of about $8.5 billion.  It’s simply double either company as a stand-alone entity.  You’ve seen the pro forma numbers for revenues, EBITDA, operating income and free cash flow.  Even pre-synergies, our newly-combined company immediately will be able to leverage a broader, stronger critical mass of revenue, cash generation and profit.

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Third, financial strength and flexibility.  Along with strong cash flow, we will have relatively low debt, so we’ll have much greater financial flexibility and resources to build a more competitive company and to drive shareholder value.  We intend to increase returns on capital through carefully considered share repurchases, and value-enhancing growth opportunities.  This will be on top of the incremental earnings growth from synergies.  In short, this is a very attractive combination from a financial standpoint, and consequently, we’re very excited by its great potential.

Let me just give you a brief summary of the transaction.  This merger of equals has been structured as a stock-for-stock exchange that would be available on a tax-deferred basis to Molson shareholders in Canada, and Coors shareholders in the U.S.  The exchange ratio is .360 Coors voting or nonvoting share per Molson voting or nonvoting share.   Both companies’ boards have unanimously approved this merger of equals, and we’ve included a breakup fee of $75 million in our agreement.

Significantly, the existing controlling shareholders of Coors and Molson, essentially the Molson and brewing Molson families have agreed to vote their shares in favor of the merger, and have entered into a formal voting trust agreement.  The transaction is subject to the approval of the shareholders of both companies; thresholds needed are two-thirds of each class of Molson’s shares, and a majority of each class of Coors shares.  This deal is also subject to the customary closing conditions and a variety of regulatory approvals, including Hart-Scott-Rodino and the Canadian Competition Bureau.  We do not expect any significant regulatory issues.  Following these approvals and shareholders meetings and votes, we’d expect to close in the fourth quarter of 2004.

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Upon close, Molson/Coors Brewing Company class A and B shares will be listed jointly on the New York exchange and Toronto Stock Exchange, with exchangeable A and B shares listed on the Toronto exchange.

And, we will expect the company to adopt the current Molson dividend policy, currently about 44 cents US per share annualized.  Adjusted for the currency exchange rate and the share exchange ratio I mentioned earlier, the annualized dividend is expected to be about $1.21 U.S. per Molson/Coors share.

In terms of voting rights and governance, we’ll have a balanced Board as I mentioned before, with a majority of independent directors.  Management will be running the business and making the operating decisions.  Board oversight and most board actions will be determined by a simple majority of directors.  A few critical issues may require voting shareholder approval.  In those instances, the Coors Family Trust and Eric Molson’s holding company have agreed to vote their shares together in a voting trust.

Looking at the pro forma income statement and balance sheet, using the last 12 months as of June 30 of this year, you’ll see that we’ve shown pro forma numbers both pre- and post-synergies.  The real take away here is that the synergies drive healthy margin expansion, stronger profit, and enhanced cash flow.  Combined EBIT jumps from just under $700 million pre—synergies to nearly $870 million when you factor in the $175 million synergies.  This represents a 24% increase in profitability over three years, which again is incremental to the underlying growth rate of these businesses, for a boost in the profit run rate of about 8 percentage points per year. With this merger

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of equals, pro forma EBIT margin improves to 14.4%, EBITDA to $1.17 billion, and an operating margin of about 19.4%.

On a pro forma basis, the combined company will have healthy margins and nearly $900 million in free cash flow as the synergies come on line over the next few years.  Let’s look at the balance sheet for a second.  My main message here is about a solid financial position, strong cash generation.  As of June 30, 2004, the combined company would have had debt just under $2 billion, and we expect even lower by year-end, translating into net debt to EBITDA ratio of about 1.9 times.  This is a very healthy balance sheet that when combined with our strong cash flow, gives us more flexibility to manage our business, compete more effectively, and build more shareholder value with less risk.  Moreover, a huge advantage of our merger of equals is our already strong balance sheet will not be burdened by the heavy debt that can very well compromise the strength of the company and its abilities to grow and invest in the future.

Regarding the Coors Brewing Company rights to our Coors Light brands in Canada, let me expand on what we’ve said throughout our roadshow and on our webcast several weeks ago.  If a financial buyer or competitor were to acquire Molson, we would exercise our rights, guaranteed in our contract and take full control of our brand in Canada.  This is a business decision based on our assessment that by taking full control of the brand, we can make significantly more money than we do currently.  Let me be specific.  Under our contractual agreement, if there’s a change in control at Molson, we have the right, as you know, to take the brand back with no compensation to Molson.  We also have the right to have Molson produce and distribute Coors Light for us in Canada for ten years under essentially the same terms as it does for the joint venture today.

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Under this scenario, our profit stream from Coors Light in Canada would double immediately to about $100 million US annually, minus the relatively modest cost of expanded sales force and some additional administrative folks.  In short, we would come out very significantly ahead of where we are today in terms of profit.  Now, with all this in mind, however, our much preferred scenario, and let me be equally specific here, our much-preferred scenario for Coors Light in Canada is to complete this merger of equals, which we believe provides the most upside for the brand and the greatest value creation for Molson and Coors shareholders.

In summary, we believe that this merger of equals will result in an enterprise that is stronger, more profitable, more financially resilient, and more able to grow.  We have work ahead of us to make it a reality.  We’re confident in our abilities in our new team; we’re excited by the realistic and achievable plan we’ve developed; we’re very, very excited by the teamwork we’ve seen over the last 3 months bringing everything together, so far, and this merger is a strategic move that will transform our companies, and very much benefit our shareholders.  It creates an unlocked shareholder value through the realization of significant identified merger synergies, which will grow the bottom line, and we will have an experienced management team with a cohesive plan to deliver these synergies.

We will be number five in the world with global scale and geographic diversity, strong cash flow and balance sheet strength will allow us to make further investment in our business, and in Molson Coors’ future growth.  Together, Molson and Coors are truly a superb strategic fit and cultural fit; we have a shared vision centered around growing the business for stakeholders and

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shareholders, while maintaining the best aspects of two family businesses that began and will continue with a focused dedication on making great beer around the world.  This dedication leads to our overall goal for the future, which is simply to be one of the best run, best-performing beer companies in the world.  I really appreciate your time today, and Jeff, I think we have a few moments for questions and Dave Dunnewald if you want to join us up here you are more than welcome.  And as Henry Kissinger said, we’ll see if you have questions to my answers. So, yes please?

Audience Member:  So Molson would still have to brew Coors Light in Canada for 10 years?

Tim Wolf: And deliver, correct.

Audience Member:  And deliver, which gives you 10 years to build out a distribution platform [indiscernible].

Tim Wolf:  It might be fair, but there’s no reason for us to really worry too much about other alternatives, especially CapEx-intensive ones for now, because we would have ten years to figure that out.  But again, let me be clear Jeff, I mean our preferred scenario is to get this merger of equals done, to have the great relationship that we’ve had with Molson continue as one combined company.  But yes, we would have ten years to figure out an alternative to the very good one that we’ve been afforded through our agreements already.

Audience Member: And with respect to these synergies numbers [indiscernible]

Tim Wolf: Yes sir, yep.

Audience Member: [indiscernible]

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Tim Wolf: First of all, we’ve been at this for about 2 1/2 months; rounded up to three months. And, we’ve got a whole list of ideas that we have not done deep dives on.  So that’s where the incremental opportunity is.  I had a conference call yesterday, some of our operations folks, some of the Molson operations folks, discussing exactly what priority we’re going to go after this new list, or additional list. So that’s your second point.  So there’s a lot there. Your first point, the savings from Shenandoah, from the Shenandoah build out, about $25 million in direct freight savings that Coors could have gone after, on its own as the separate company; that’s not part of our 175.  But make no mistake, it’s one of the chess pieces that gives us more flexibility as we’re optimizing our production footprint across the U.S. and Canada.  So are the savings directly from Shenandoah part of the 175?  No, they’re not.  They’re part of our steady onslaught to get down to $57 a barrel , take $4 to $5 per barrel out of the Coors cost base over the next 4 to 5 years, but they absolutely provide us with more flexibility as to how we optimize Montreal and Golden and Toronto, and the other facilities we have.

Audience Member:  [indiscernible]

Tim Wolf: Under NAFTA beer can move freely between the 2 countries, and there’ll be no duty, so there’s no costs if you will, in terms of where the location is for production.  So if there was excess capacity in Montreal or Toronto, obviously that’s an opportunity to look at for service to service other areas of the country, of the U.S. I mean.

Audience Member:  Isn’t the fact that you need this Shenandoah [indiscernable] that you need this plant to hit the $4 to $5, that to me suggests that this dollar per barrel per year goal certainly isn’t happening this year without the plant and maybe even next year until it comes on line.

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Tim Wolf: Well, getting the $4 to $5 — we are very confident we’ll get to $4 to $5 per barrel out of our cost structure.  The challenge always is time, you get thrown a curve ball, and I think we had, we were as well-prepared as anybody out there for an increase in diesel prices, increase in aluminum costs, etcetera.  If you believe that these commodity costs that with close to $2 gasoline and aluminum costs at $17.50, $17.60 per hundred weight are here forever, then we’re just going to have another year of work to go after for our cost reductions.  So in terms of the closet, the way we evaluate our operations folks, the costs they manage day-to-day, they have control over, there’s no question the productivity continues to go up, the costs continue to come down, and yes, commodity increases, the inflation that are unusual above the baseline, Jeff, are that much more a challenge, but for example, it just forces us to be more creative, and we’re going to have more CapEx next year for example, that will be focused on energy conservation and the like, so that will provide us savings in the following year.  Yes?

Audience Member:  [indiscernible]

Tim Wolf: Let me make sure I got your question; I didn’t hear 2 of your verbs, I might have gotten it wrong. The question was around what is Molson Coors going to do to address market share softness in the Canadian and the U.S. business. Don’t you have to invest behind those businesses? The answer is absolutely positively yes.  We think there’s enough opportunity, we have two commitments.  The first commitment is we want to go after and deliver and bring to the bottom line the $175 million of synergies, point one.  Point two, we believe there are opportunities over and above that.  I mentioned the list earlier to Jeff of things we’re continuing to work on over and above that. Are we going to have a bias to invest that incremental amount back in the business?

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Absolutely, absolutely, and both the ongoing cost reduction program that Molson had before, Coors had before, certainly in the Coors case, we’ve always had a bias, and I’ve driven my friend Jeff here crazy periodically over the years, saying hey, when we have incremental — we have really good ideas and good opportunities, we’re going to invest incrementally, but our full expectation commitment to ourselves, and to shareholders and the like is we’re going to go after the 175 first, bring those to the bottom line.  It doesn’t mean that we’re not going to invest a single incremental penny over the next three years, because there will be other opportunities, and we’ll invest along the way.  But job one will be to, along with growing our business, is deliver those $175 million of synergies, and that’s very much why we wanted to have a focus on that, with Dan’s role.  Leo will be running the company as CEO; Dan will be helping us focus on getting those synergies.  So I think both paths can be managed really, really nicely.  We’ve got a lot of opportunity in the past to work together, have had opportunity and we’ve got to invest more behind Canadian and Coors Light in Canada, and there’s big opportunity in the U.S. to do the same, now that we’ve stopped the slide.  When Miller had the Molson brand, the brands were sliding badly.  We’ve stopped the slide, and now there’s opportunity to invest back. So, yeah back there.

Audience Member: [indiscernible]

Tim Wolf: The question was how do you rationalize, how do you explain 2 corporate headquarters?  How does that jive with synergies?  Actually it helps us do a couple of things.  First of all, the activities that we anticipate being in Montreal, will be technology and global operations, procurements, synergy, and public relations.  Eric Molson will be there as well.  Those folks are experienced.  Why move them?  The folks in Denver will, and we’re looking for a corporate office

20

in Denver as we speak, will be focused on finance, legal, and HR.  So what it does for us, is it allows us to retain senior, experienced talent.  It doesn’t have us go through the dislocation of moving people around.  We don’t have to incur relocation costs, we don’t have to incur ex-pat costs, so net net, and we’ve looked at it a couple of different ways, the overhead for an office is small compared with — if you’ve ever been an ex-pat and I’ve done it in France, I mean the cost is about 3.5 to 4.5 x, x being your base compensation and all that, so we end up saving a lot of money by just keeping people where they are.

Audience Member: [indiscernible]

Tim Wolf:  I cannot, but I also can’t cite an instance where there’s been a true, true merger of equals, where family controlling shareholders came together with identical objectives, balanced voting, governance, control and intent.  So I think the opportunity to do this well, with great communication and in a highly electronic, blackberried mobile world is very, very doable.  And we have historically met with Molson, Molson with Coors, a couple of times a quarter at senior levels, not to mention operating levels.  So I really don’t see this being an issue. Our commerce with Molson and vice versa is daily, is weekly already. Thank you very much.  Appreciate it.

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Molson and Coors: The Right Combination

MOLSON

EXPORT
CANADIAN
DRY
Kaiser

&

Coors

LIGHT
ZIMA
ASPEN

Rich Brewing Heritage, Experienced Management, Leading Brands

MOLSON Coors 3

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Propels Molson Coors into 'Top 5'

Volume (M hl)
InBev 215
A-B 152
SABMiller 116
Heineken 109
Molson Coors 60
Carlsberg(1) 54
Scottish & Newcastle 50
Grupo Modelo 42
Coors 39
Asahi 36
Tsingtao 33
FEMSA 25
Kirin 23
Molson 21
Foster's 17

Source: Company Reports – latest fiscal year

MOLSON Coors 7

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Enhanced Platform in Developed Markets, Balanced Emerging Market Exposure

2003 Volume 60M hl
17%
21%
16%
47%
LTM Net Sales US$6B
5%
28%
41%
26%
LTM EBITDA US$1B
23%
34%
43%
US(1)
Canada
UK(2)
Brazil

Strong geographically diversified company

MOLSON Coors

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Tapping the Largest Profit Pools...

US
Japan
Mexico
UK
Brazil
Germany
Russia
Canada
Philippines
Australia
US$M
$0
$1,000
$2,000
$3,000
$4,000
$5,000

MOLSON Coors

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With Leading Positions in Key Markets...

Country	Top Brand	Rank	All Brands: Market Share	All Brands: Rank
Canada	Canadian	#1	43%	#1
United Kingdom	Carling	#1	21%	#2
United States	Coors Light	#3	11%	#3
Brazil	Kaiser	#3	11%	#3

Source: Datamonitor and Brewers of Canada (2003)

MOLSON Coors 11

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… And Balanced Board & Management Team

Molson Independent
Molson Independent
Molson Independent
Molson Family
Chairman E. Molson
Office of Synergies & Integration
Vice Chairman D. J. O'Neill
CEO L. Kiely
Elected Independent
Elected Independent
Elected Independent
Coors Independent
Coors Independent
Coors Independent
Coors Family
Coors Family

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Profit Impact and Estimated Timing

Impact on EBITDA of 100% Synergies
US$1,500M
$1,200
$900
$600
$300
$0
$413
$583
$996
$175
$1,171
Molson
Coors
Pro Forma
Synergies
Molson Coors

Expected Timing of Synergies
100%
87%
44%
Year 1
Year 2
Year 3

MOLSON Coors 16

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Molson Coors Brewing Company
Reshaping the Competitive Brewing Landscape

September 8, 2004

Tim Wolf

Chief Financial Officer

Coors Brewing Company

[LOGO]	[LOGO]

Forward Looking Statements

This presentation includes “forward-looking statements” within the meaning of the U.S. federal securities laws.  Forward-looking statements are commonly identified by such terms and phrases as “would”, “may”, “will”, “expects” or “expected to” and other terms with similar meaning indicating possible future events or actions or potential impact on the businesses or shareholders of Adolph Coors Company and Molson Inc. (separately and together the “Companies”).  Such statements include, but are not limited to, statements about the anticipated benefits, savings and synergies of the merger between Adolph Coors Company and Molson, Inc., including future financial and operating results, Coors’ and Molson’s plans, objectives, expectations and intentions, the markets for Coors’ and Molson’s products, the future development of Coors’ and Molson’s business, and the contingencies and uncertainties to which Coors and Molson may be subject and other statements that are not historical facts. The presentation also includes information that has not been reviewed by the Companies’ independent auditors. There is no assurance the transaction contemplated in this presentation will be completed at all, or completed upon the same terms and conditions described.  All forward-looking statements in this presentation are expressly qualified by information contained in each company’s filings with regulatory authorities. The Companies do not undertake to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the ability to obtain required approvals of the merger on the proposed terms and schedule; the failure of Coors and Molson stockholders to approve the merger; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any revenue synergies from the merger may not be fully realized or may take longer to realize than expected; and disruption from the merger making it more difficult to maintain relationships with customers, employees or suppliers.  Additional factors that could cause Coors’ and Molson’s results to differ materially from those described in the forward-looking statements can be found in the periodic reports filed by Coors with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s internet site (http://www.sec.gov). Neither Coors nor Molson undertakes and each specifically disclaims, any obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

Stockholders are urged to read the joint proxy statement/management information circular regarding the proposed transaction when it becomes available, because it will contain important information. Stockholders will be able to obtain a free copy of the joint proxy statement/management information circular, as well as other filings containing information about Coors, without charge, at the Securities and Exchange Commission’s internet site (http://www.sec.gov).  Copies of the joint proxy statement/prospectus and the filings with the Securities and Exchange Commission that will be incorporated by reference in the joint proxy statement/management information circular can also be obtained, without charge, by directing a request to Adolph Coors Company, 311 10th Street, Golden, Colorado 80401, Attention: Investor Relations, (303) 279-6565. The respective directors and executive officers of Coors and Molson and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding Coors’s directors and executive officers is available in the 2003 Annual Report on Form 10-K filed with the Securities and Exchange Commission by Coors on March 12, 2004, and information regarding Molson’s directors and executive officers will be included in the joint proxy statement/management information circular. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained the joint proxy statement/prospectus and other relevant materials to be filed with the Securities and Exchange Commission when they become available.

Molson and Coors: The Right Combination

[GRAPHIC]

•                  North America’s oldest brewer

•                  13th largest brewer in the world

•                  Leading position in Canada; growth opportunity in Brazil

[GRAPHIC]

•                  Established in 1873 by Adolph Coors

•                  8th largest brewer in the world

•                  Leading brands in US and UK beer markets

Rich Brewing Heritage, Experienced Management, Leading Brands

To Create Substantial Value for Shareholders

•     Achieves operational and financial scale to compete more successfully

•     Foundation of strong, established brands in the world’s leading beer markets

•     Builds platform for participating in the continuing brewing industry consolidation

•     Maintains the unique national character of each company

•     Delivers tangible benefit to shareholders through substantial synergies, earnings accretion and cash flow

A Compelling and Transformative Transaction

Merger of equals unlocks three phases of value creation:

•                  Phase 1 – Estimated US$175M in potential synergies leading to near-term value creation for shareholders:

•                  Cost savings primarily through procurement and network optimization

•                  Expected to be accretive to earnings in year 1 for shareholders

•                  50% of synergy capture within 18 months

•                  Phase 2 – Funding generated by synergies to allow for additional support in key markets on critical brands to grow revenue

•                  Phase 3 – Operating and financial scale to become a consolidator:

•                  ’Top 5’ by volume with 60M hl

•                  Strong cash flow and balance sheet to support future plans

Merger of equals establishes a consistent ability to deliver value creation in the short, medium and longer run

That Makes Perfect Sense

•                  Creates top-5 brewer with the operational scale to succeed in the global brewing industry

•                  Strong market positions in some of the world’s largest beer markets

•                  Broader geographic base provides diversified sources of revenue, profit and cash

•     Experienced management team to ensure smooth integration and capitalize on growth opportunities

•                  126 years of consumer industry experience

•                  Proven integration skills

•     Natural strategic and cultural fit

•                  Complementary product lines and operational geography

•                  Existing strong working relationships

•                  Common values, operating philosophies and heritages

Objective is to deliver top quartile shareholder returns

Propels Molson Coors into ‘Top 5’

[CHART]

Source: Company Reports – latest fiscal year

(1)  Represents total pro rata volume as stated in Carlsberg 2003 Annual Report

With Broad Scope & Scale…

•                  Pro forma LTM net sales and EBITDA(1) of approximately US$6.0 billion and US$1.0 billion, respectively

•                  Combined 2003 volume of 60M hl/51M US bbls

•                  Combined product portfolio of more than forty brands

[GRAPHIC]

•                  Distribution and/or licensing agreements with leading international brewers including Heineken, Grolsch, FEMSA, and Grupo Modelo

(1) EBITDA represents earnings before interest, tax, depreciation and amortization.

Enhanced Platform in Developed Markets,
Balanced Emerging Market Exposure

•                  Strong positions in world’s highest margin beer markets

•                  Growth opportunities through underdeveloped regions/brands in mature markets and Brazil

2003 Volume 60M hl	LTM Net Sales US$6B	LTM EBITDA US$1B

[CHART]	[CHART]	[CHART]

(1)  Includes Coors’ America’s segment

(2)  Includes Coors’ Europe segment

Strong geographically diversified company

Tapping the Largest Profit Pools...

[CHART]

* Defined as brewing industry EBITDA in US$M

Source: Company estimates

Molson Coors is positioned in 4 of the top 10 beer profit pools* in the world

With Leading Positions in Key Markets…

			All Brands
Country	Top Brand	Rank	Market Share	Rank
Canada	[GRAPHIC]	#1	43%	#1

United Kingdom	[GRAPHIC]	#1	21%	#2

United States	[GRAPHIC]	#3	11%	#3

Brazil	[GRAPHIC]	#3	11%	#3

Source: Datamonitor and Brewers of Canada (2003)

Strong brands in some of the world’s largest beer markets

Enhanced Financial Strength…

Pro Forma LTM Molson Coors

(US$M)

Net sales	$6,036

Operating income	694

Margin	11.5%

EBITDA	996

Margin	16.5%

Free cash flow*	723

*Defined as EBITDA – CAPEX

CAD/USD exchange rate of 1.34

Excludes potential synergies

LTM (last twelve months) ended June 30, 2004

•                  Substantially enhanced financial strength, and financial flexibility

•                  Net Debt / LTM EBITDA ratio of 1.9x

•                  LTM Interest coverage of 7.1x

•                  US$175M in identified synergies

Financial strength and flexibility drives growth in revenue, profits and returns

… And Balanced Board & Management Team

[GRAPHIC]

Management Team With Proven Track Record

Office of Synergy and Integration

ERIC MOLSON Chairman	LEO KIELY Chief Executive Officer	DANIEL J. O’NEILL Vice Chairman, Synergies and Integration

•                  126 years of consumer industry experience

•                  History of realizing operational efficiencies and controlling cost while maintaining sales growth

•                  Progress on US operations cost reduction goal of $4 to $5/bbl

•                  Molson met or exceeded every cost reduction target in last 5 years

•      Establishment of Office of Synergies and Integration to achieve the expected synergies of the transaction

•      Strong experience in international operations

Synergies

	Expected Savings (US$M)	% of Pro Forma Cost Base

Brewery Network Optimization	$60	1.1%

Procurement Savings	43	0.8

SG&A	40	0.8

Best In Class Savings	12	0.2

Organizational Design	10	0.2

Other	10	0.2

Total	$175	3.3%

Molson Coors has identified a clear path to substantial synergies

Profit Impact and Estimated Timing

Impact on EBITDA of 100% Synergies	Expected Timing of Synergies

[CHART]	[CHART]

50% of synergy capture to occur in the first 18 months

Significant Opportunity for Margin Expansion

	EBITDA to Net Sales					Molson Coors
	CY99	CY00	CY01	CY02	CY03	Without Synergies	With 100% Synergies

Molson*	18.3%	18.9%	20.3%	22.9%	22.8%
						16.5%	19.5%
Coors	12.1%	12.2%	12.2%	14.1%	13.6%

AmBev	21.1%	28.7%	30.5%	36.9%	35.4%

A-B	25.9%	26.4%	27.6%	28.2%	28.8%

Interbrew	23.3%	21.2%	21.0%	21.0%	21.3%

Heineken	17.2%	17.1%	17.5%	17.6%	20.2%

* Years aligned for comparison purposes; CY99 to CY01 as reported in F’02 annual report under the comparable basis; CY02 and CY03 exclude gains on sales and charges for rationalization

US$175M in synergies represent 300 basis points of margin improvement with significant opportunities for further margin expansion

Stronger Overall Financial Profile Provides for Long-Term Success

•                  Targeted investments in support of key brands

•                  Increased focus and support for Coors Light in Canada

•                  Enhanced marketing and support of Molson Canadian in the US system

•                  Renewed investments in product innovations

•                  Aspen Edge, Marca Bavaria, Carling Extra Cold, Molson Ultra, Zima XXX, Cold Shots

•                  Focused capital improvements drive productivity and growth

•                  Continue strategic spending to optimize infrastructure and returns

•                  Creates platform to continue global consolidation

•                  Operating and financial scale to target highly strategic acquisitions and joint ventures

Financial flexibility enables us to invest in growth

Revenue Growth Opportunities

Canada

•                  Unleash Coors Light; redirect dollars from Canadian Light to Canadian

•                  Support value entry to regain share and drive volume savings

•                  Utilize the ARC technology from UK to drive on-premise listings

USA

•                  Continue to support Coors Light in developmental regions, capitalizing on improving brand attribute ratings

•                  Expand testing of Marca Bavaria

•                  Leverage Molson Canadian, Zima, and Molson XXX in the complete US system

UK

•                  Opportunity for Molson Lager

Brazil

•                  Investigate the appeal of Coors Light

Funding from synergies provides additional support for critical brands in key markets

Financially Compelling Combination

•                  Synergies drive profits and value creation

•                  Combined enterprise value of approximately US$8.4B

•                  US$6.0B in pro forma last twelve months net revenue and US$1.0B in pro forma last twelve months EBITDA pre-synergies

•                  Pro forma free cash flow* in excess of US$700M

•                  Enhanced financial strength and greater flexibility

*Defined as EBITDA – CAPEX

Increased size creates the financial strength and flexibility to drive future growth

Transaction Summary

Company Name	• Molson Coors Brewing Company

Transaction Overview	• Combination of Molson and Coors through a merger-of-equals transaction

Consideration	• Stock-for-stock exchange (tax-free to holders of Molson in Canada and to holders of Coors in US)

Exchange Ratio	• .360 Coors voting/non-voting shares per Molson voting/non-voting share

Shareholder Support	• Both families agree to vote in favor of transaction

Expected Closing	• Fall 2004

Required Approvals	• Recommended unanimously by Molson and Coors Board of Directors

• Subject to approval by 2/3 of each class of Molson shareholders and by a majority of each class of Coors shareholders

• Subject to regulatory approvals

Stock Listings	• Listing of Molson Coors A and B shares on NYSE; listing of Class A, Class B and exchangeable A and B shares on TSX

Dividend Policy	• Company to adopt current Molson dividend policy currently US$0.44 per Molson share, or US$1.21 per Molson Coors share

Voting Rights and Governance

•                  Molson and Coors control groups to have comparable voting rights

•                  Voting Trust to be established with equal representation between Coors family and Eric Molson’s holding company

•                  Current Molson public Class B voting shareholders hold balance of voting rights

•                  Balanced Board – 15 members; 9 independent

•                  5 elected by the Coors family

•                  5 elected by the Molson family

•                  3 elected by non-voting shareholders

•                  Leo Kiely

•                  Daniel J. O’Neill

Existing controlling shareholders will share equal board seats and voting rights

Last Twelve Months Pro Forma Income Statement

			Combined
(US$M)	Molson	Coors	Pre-synergies	$175M Synergies
Net sales	1,890	4,146	6,036	6,036

EBIT	365	331	696	871

Margin	19.3%	8.0%	11.5%	14.4%

EBITDA	413	585	998	1,173

Margin	21.8%	14.1%	16.5%	19.4%

Net income	187	174	361	475(1)

Free cash flow*	348	377	725	900

LTM as of June 30, 2004

CAD/USD exchange rate of 1.34

Excludes purchase accounting adjustments

*     EBITDA – Capex

(1) Synergies taxed at 35%

Margin Expansion, Stronger Cash Flow, Increased Profits

Pro Forma Balance Sheet

(US$M)	Molson	Coors	Combined
Cash	$10.8	$36.2	$47.1
Total current assets	$367.6	$1,128.5	$1,496.1

PP&E	742.3	1,411.0	2,153.3
Total assets	$2,931.2	$4,532.0	$7,463.1

Total current liabilities	$760.9	$1,175.9	$1,936.8
Total debt	840.6	1,142.1	1,982.7
Minority interests	93.5	29.8	123.2

Shareholders equity	929.7	1,425.4	2,355.1
Total liabilities and shareholders equity	$2,931.2	$4,532.0	$7,463.1

As of June 30, 2004

CAD/USD exchange rate of 1.34

Excludes purchase accounting adjustments

Low leverage provides Molson Coors the financial flexibility to grow

Molson Coors – A Key Strategic Step

Value Creation

•                  Transaction unlocks shareholder value through US$175M of merger synergies

•                  Experienced management team can deliver upon key objectives

Critical Mass

•                  Creates top-5 brewer with global scale and diversity

•                  Strong cash flow and balance sheet for further investment in business and Molson Coors’ future growth

Vision

•                  Natural strategic and cultural fit – new company to combine best of both organizations

•                  Vision shared by family owners who have been growing the business for generations

•                  Best-run global beer company

Enhanced position in consolidating global brewing industry

Q & A